Exhibit 99.2

Amicus Therapeutics Prices Underwritten Offering of Common Stock

CRANBURY, NJ, MARCH 1, 2012 – Amicus Therapeutics, Inc. (Nasdaq: FOLD) announced today the pricing of an underwritten offering of 10,000,000 shares of its common stock at a price of $5.70 per share. After the underwriting discount and estimated offering expenses, Amicus expects to receive net proceeds of approximately $54 million. In addition, Amicus has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of its common stock. The offering is expected to close on March 7, 2012, subject to customary closing conditions. Leerink Swann LLC and Cowen and Company, LLC served as underwriters for the offering.

The shares described above are being offered by Amicus pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Leerink Swann LLC, Attention: Syndicate Prospectus Department, by telephone at 617-918-4814, or by facsimile at 617-918-4914; or from Cowen and Company, LLC c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Phone (631) 274-2806 / Fax (631) 254-7140.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of developing therapies for rare and orphan diseases. The Company is developing orally-administered, small molecule drugs called pharmacological chaperones, a novel, first-in-class approach to treating a broad range of diseases including lysosomal storage disorders and diseases of neurodegeneration. Amicus’ lead program migalastat HCl is in Phase 3 for the treatment of Fabry disease.

Forward Looking Statements

Statements in this press release concerning Amicus’ future expectations, plans and prospects, including, without limitation, statements regarding the proposed public offering, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements due to various risks, uncertainties and important factors, including those set forth in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission, any of which could cause our actual results to differ from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACT:

Amicus Therapeutics

Sara Pellegrino

(609) 662-5044

spellegrino@amicustherapeutics.com

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